UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       February 15, 2011

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        Results of Operations and Financial Condition

On February 16, 2011, Iconix Brand Group, Inc.  (the “Company”) issued a press release announcing its financial results for the year ended December 31, 2010.  As noted in the press release, the Company has provided certain non-U.S. generally accepted accounting principles (“GAAP”) financial measures, the reasons it provides such measures and a reconciliation of the non-U.S. GAAP measures to U.S. GAAP measures.  Readers should consider non-GAAP measures in addition to, and not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP.  A copy of the Company’s press release is being furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)         On February 15, 2011, the Board of Directors of the Company appointed Laurence Charney as a director. Since August 2008, Mr. Charney has served as a private consultant to financial and accounting firms.   From 1989 through June 2007, Mr. Charney was employed by Ernst & Young, LLP, a registered public accounting firm, retiring as a partner.  Mr. Charney currently serves as a director of Mrs. Fields’ Original Cookies, Inc., a private company involved in the development and franchising of retail stores, which sell cookies and other bakery products in the United States and internationally.  In addition, Mr. Charney serves on the Board of  UJA Federation of New York, one of the world’s largest local philanthropy organizations.  Mr. Charney has previously served as a director and audit committee member of Marvel Entertainment, Inc., XTL Bio-Pharmaceuticals Ltd., and Pure Biofuels, Inc.

(e)         On February 15, 2011, the Compensation Committee of the Board of Directors of the Company awarded a discretionary cash bonus in the amount of $2,300,000 to Neil Cole, the Company’s Chairman of the Board, Chief Executive Officer and President.

Item 9.01	Financial Statements and Exhibits

(d)

99.1	Press Release of the Company dated February 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive Vice President and Chief Financial Officer

Date:  February 16, 2011